ALLIANCEBERNSTEIN HIGH INCOME FUND, INC.
Exhibit 77C Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING-
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein High Income Fund, Inc. (the “Fund”) was held on November 5, 2010, and adjourned until December 16, 2010 and January 5, 2011.  At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors for the Fund, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.  With respect to the fourth item of business, to amend and restate the Fund’s Charter, and with respect to the fifth item of business, changes to the fundamental policy regarding commodities, an insufficient number of required outstanding shares were voted in favor of the proposals and, therefore the proposals were not approved.  A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Fund’s proxy statement):

1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

	Voted For	Withheld Authority
John H. Dobkin	129,947,042	5,440,784
Michael J. Downey	130,070,276	5,317,550
William H. Foulk, Jr.	130,030,223	5,357,603
D. James Guzy	129,747,126	5,640,701
Nancy P. Jacklin	130,082,711	5,305,116
Robert M. Keith	130,104,408	5,283,419
Garry L. Moody	130,111,295	5,276,532
Marshall C. Turner, Jr.	130,030,579	5,357,248
Earl D. Weiner	129,903,659	5,484,168

4. Approve the amendment and restatement of the Fund’s Charter, which will repeal in its entirety all of the currently existing charter provisions and substitute in lieu thereof the new provisions set forth in the Form of Articles of Amendment and Restatement attached to the Proxy Statement as Appendix C.

Voted For	Voted Against	Abstained	Broker Non-Votes
95,419,965	3,466,057	8,539,622	31,253,209

5. Approve the amendment of the Fund’s fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Broker Non-Votes
83,403,962	4,011,808	20,009,873	31,253,209